Exhibit 12

STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES - REAL ESTATE TRUST ONLY

	For the Three Months Ended December 31,		For the Twelve Months Ended September 30,
(Dollars in thousands)	2005	2004	2005	2004	2003	2002	2001
FIXED CHARGES: (1)
Interest and debt expense	$12,538	$13,602	$49,439	$60,478	$50,862	$51,061	$51,203
Ground rent	—	—	—	—	—	—	—

Total fixed charges for ratio	$12,538	$13,602	$49,439	$60,478	$50,862	$51,061	$51,203

EARNINGS: (1)
Operating income (loss)	$(1,177)	$(6,069)	$(8,905)	$(24,371)	$(14,893)	$(19,548)	$(667)
Equity in earnings of unconsolidated entities	(2,451)	(1,749)	(8,246)	(7,788)	(7,248)	(8,811)	(7,169)
Distributions from unconsolidated entities	3,652	3,227	13,272	12,550	12,048	11,496	10,814
Capitalized interest	(51)	—	—	—	—	(287)	(569)

	(27)	(4,591)	(3,879)	(19,609)	(10,093)	(17,150)	2,409
Total fixed charges for ratio	12,538	13,602	49,439	60,478	50,862	51,061	51,203

Total earnings for ratio	$12,511	$9,011	$45,560	$40,869	$40,769	$33,911	$53,612

RATIO OF EARNINGS TO FIXED CHARGES	Less than 1	Less than 1	Less than 1	Less than 1	Less than 1	Less than 1	1.05 x

Excess (deficiency) of available earnings to fixed charges	$(27)	$(4,591)	$(3,879)	$(19,609)	$(10,093)	$(17,150)	$2,409

(1)	Includes Discontinued Real Estate Operations

STATEMENT RE COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES

	For the Three Months Ended December 31,				For the Twelve Months Ended September 30,
(Dollars in thousands)	2005		2004		2005		2004		2003		2002		2001
FIXED CHARGES: (1)
Real estate
Interest and debt expense	$12,538		$13,602		$49,439		$60,478		$50,862		$51,061		$51,203
Ground rent	—		—		—		—		—		—		—

Total fixed charges for ratio - real estate	12,538		13,602		49,439		60,478		50,862		51,061		51,203
Banking
Preference security dividend requirements of consolidated subsidiary	3,846		3,846		15,385		27,989		15,000		15,000		15,000
Interest expense	69,221		42,217		207,193		163,022		205,479		273,186		422,744

Total fixed charges for ratio - total company	$85,605		$59,665		$272,017		$251,489		$271,341		$339,247		$488,947

EARNINGS: (1)
Operating income - total company	$54,407		$63,746		$180,790		$206,844		$131,297		$84,034		$94,980
Equity in earnings of unconsolidated entities	(2,451)		(1,749)		(8,246)		(7,788)		(7,248)		(8,811)		(7,169)
Distributions from unconsolidated entities	3,652		3,227		13,272		12,550		12,048		11,496		10,814
Capitalized interest	(51)		—		—		—		—		(287)		(569)
Preference security dividend requirements of consolidated subsidiary	(3,846)		(3,846)		(15,385)		(27,989)		(15,000)		(15,000)		(15,000)

	51,711		61,378		170,431		183,617		121,097		71,432		83,056
Total fixed charges for ratio - total company	85,605		59,665		272,017		251,489		271,341		339,247		488,947

Total earnings for ratio	$137,316		$121,043		$442,448		$435,106		$392,438		$410,679		$572,003

RATIO OF EARNINGS TO FIXED CHARGES	1.60	x	2.03	x	1.63	x	1.73	x	1.45	x	1.21	x	1.17	x

Excess of available earnings over fixed charges	$51,711		$61,378		$170,431		$183,617		$121,097		$71,432		$83,056

(1)	Includes Discontinued Real Estate Operations